Exhibit 99.1

Intellect Neurosciences, Inc. Issues Letter to Shareholders

NEW YORK, October 20, 2015 (GLOBE NEWSWIRE) -- Intellect Neurosciences, Inc. (OTC:ILNS) a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of rare neurodegenerative conditions, issued the following Letter to Shareholders from Elliot Maza, CEO.

Dear Intellect Shareholder,

I would like to update you regarding a recent strategic decision by our Board of Directors to direct our research efforts exclusively to rare diseases.

Background

Founded in 2005, Intellect’s roots trace back to Mindset Biopharmaceuticals, Inc. (“Mindset”) a company founded by Dr. Daniel Chain focused on developing disease modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease (“AD”). Early business development successes at Intellect included granting non-exclusive, worldwide, royalty-bearing licenses of the company’s AD immunotherapy patent estate to global pharmaceutical companies developing products intended to treat AD.

OX1 – from AD to FA

Among the assets that Intellect acquired from Mindset were the rights to OX1, a high affinity, copper binding molecule that protects the body against free radicals. OX1 was discovered by scientists at NYU and South Alabama Medical Science Foundation. Mindset had tested OX1 in 90 elderly healthy human subjects in Phase 1 trials. OX1 proved safe; no serious adverse events were reported. Intellect’s intentions were to advance the development of OX1 for the treatment and prevention of AD.

In the first quarter of 2011, Intellect’s Board of Directors agreed to management’s recommendation to pivot from advancing OX1 for AD to Friedrich’s Ataxia (“FA”) a rare, hereditary, progressive, neurodegenerative disease caused by a defective gene affecting energy production. Intellect’s decision to develop OX1 as a potential ground-breaking treatment for FA resulted from the convergence of two independent lines of research over several years: one relating to the general properties and mechanisms of action of OX1 and the other relating to the pathogenic mechanisms underlying FA, especially the important role of oxidative stress. These parallel developments helped uncover the strong potential of OX1 as a disease-modifying treatment for FA because of OX1’s unique multimodal antioxidant properties, which prevent damage to cell membranes and the oxidation of proteins and DNA. We believed at the time, and continue to believe, that OX1 will prove disease modifying for FA and other neurodegenerative diseases.

In April 2011, we filed an orphan drug application with the Office of Orphan Products Development of the FDA to obtain Orphan Drug Designation for OX1 for the treatment of FA. Our efforts were supported by the Friedreich’s Research Alliance (“FARA”) the leading public, 501(c)(3), non-profit, tax-exempt organization dedicated to the pursuit of scientific research leading to treatments and a cure for FA. Although our application was not acted upon because of a lack of sufficient supporting data in the specified disease area of FA, the publicity generated in the pharmaceutical industry from our application stimulated significant discussions with large pharmaceutical companies interested in OX1 as a potential disease-modifying treatment for FA. These discussions culminated in a successful agreement in September 2011 with ViroPharma, Inc. (subsequently merged into Shire plc) pursuant to which we granted to ViroPharma an exclusive license regarding our licensed patents and patent applications related to OX1 for the treatment of FA and other diseases.

In February 2013, ViroPharma filed an investigational new drug application to permit initiation of a single ascending dose Phase 1 study to evaluate the safety, tolerability and PK/PD of OX1 (renamed by ViroPharma as “VP 20629” and subsequently by Shire as “SHP622”) in subjects with FA. The study commenced in the United States in August 2013 and was completed in July 2015. Details of the study, entitled, “A Phase 1, Randomized, Double-blind, Placebo-controlled, Multicenter, Single and Multiple Ascending Dose Study to Evaluate the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of Oral VP 20629 in Adult Subjects with Friedreich’s Ataxia”, may be found at: www.clinicaltrials.gov, identifier NCT01898884.

As of July 2015, the final cohort of the Phase 1 study was completed and enrollment was closed. It is likely that results from this study will be shared by Shire later in 2015. Although there can be no assurance, we anticipate that Shire will continue the development of SHP622 and seek Orphan Drug designation for the pharmaceutical product.

TauC3 – from AD to Rare Diseases

Caspase-cleaved TauC3 (also known as delta tau) is an abnormal form of Tau protein. Tau is the main component of the neurofibrillary tangles of AD, the pathological lesion that seems most directly related to disruption of neural systems.

In 2012, we licensed a TauC3 antibody from Northwestern University, acquiring exclusive global rights to develop and commercialize the antibody. In January 2014, we announced top line data showing initial proof of concept in a preclinical AD model indicating the antibody’s potential to be disease modifying. The data showed that the TauC3 monoclonal antibody effectively engaged the target and reduced certain phosphorylated pathological forms of Tau, indicating that the treatment with the peripherally administered antibody had an effect in the brain and potentially is disease modifying.

Earlier this year, we announced the initiation of a sponsored research collaboration under the direction of Professor Bradley T. Hyman MD, PhD, Director, Massachusetts Alzheimer’s Disease Research Center & Co-Director, Massachusetts General Hospital Memory Disorders Unit & John B. Penney Jr. Professor of Neurology, Harvard Medical School. The research, which is ongoing, has yielded important data regarding target engagement. We are preparing a new patent application encompassing this data, which will strengthen our proprietary position in the TauC3 antibody.

Last month, I proposed to our Board of Directors that we adjust the focus of our TauC3 research and pivot from AD to rare neurological diseases that qualify for orphan drug status. My recommendation was based on several factors, including: the ongoing research at Harvard, which is designed to examine the detailed molecular mechanism affecting propagation of Tau pathology in neurological diseases; discussions with leading academics in the scientific community who are intimately familiar with TauC3 and the TauC3 antibody that we licensed from Northwestern; and discussions with potential strategic partners in the pharmaceutical industry who expressed interest in our antibody if it were proven to be applicable to a rare disease.

I am pleased to announce that our Board of Directors has agreed to my recommendation that we redirect the company’s strategic focus. Accordingly, we are planning to test our TauC3 monoclonal antibody in several orphan disease preclinical models in the near future.

As a result of the foregoing, Intellect will focus its future research efforts exclusively on discovering and advancing therapeutic agents for the treatment and prevention of rare neurological diseases. We believe that positioning the company as an “orphan drug” discovery engine will enable us to unlock the true potential of our assets.

Adjusted balance sheet – Surrender of convertible preferred stock

On July 25, 2014, we entered into a stock purchase agreement with certain accredited investors whereby we issued 1,200 shares of Series F Convertible Preferred Stock and warrants to purchase 9,600,000 shares of common stock for gross proceeds of $1.2 million (the “Financing”).

In connection with the Financing, one of our significant shareholders agreed to surrender all of its Series C Convertible Preferred Stock with accrued dividends of approximately $7.2 million. The surrender of this stock for minimal consideration results from efforts by our Board of Directors to align the enterprise value of the company as measured by the quoted value of our fully diluted share count with what we believe to be the intrinsic value of the company’s assets. I thank this shareholder for its cooperation.

I look forward to updating you on developments related to Intellect’s programs in the future. Thank you for your support.

Sincerely,

/s/ Elliot Maza

Chief Executive Officer and CFO

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this letter made by representatives of Intellect Neurosciences relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources, the continued development by Shire of SHP622 or its determination to seek Orphan Drug designation for the pharmaceutical product of SHP622 are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those discussed in Intellect's Annual Report on Form 10-K (file no. 333-128226) filed on October 13, 2015.